Exhibit 99.1

PRESS RELEASE

SCOLR Pharma First Quarter 2006 Financial Results

BELLEVUE, WA. May 9, 2006, - SCOLR Pharma, Inc. (AMEX: DDD) today reported financial results for its first quarter ended March 31, 2006. SCOLR Pharma is a drug delivery company that develops and formulates pharmaceutical, over-the counter and nutritional products. The Company uses its patented Controlled Delivery Technology (CDT®) to develop products and license technology to pharmaceutical and nutritional product companies.

Revenues increased 6% to $92,846 for the quarter ended March 31, 2006, compared to $87,458 for the quarter ended March 31, 2005. The Company’s drug delivery business generates royalties from CDT -based sales in the dietary supplement markets, including sales by national retailers such as Wal-Mart, Rite-Aid, Trader Joe’s and the General Nutrition Centers. In addition, revenue included recognition of previously deferred licensing fee revenue of $19,231 associated with our license agreement with Wyeth Consumer Healthcare. The Company’s operating loss was $(3,214,622) for the first quarter ended March 31, 2006 compared to an operating loss of $(1,864,489) for the first quarter ended March 31, 2005. The net loss and net loss per share for the quarter ended March 31, 2006 was $(3,087,702) and $(0.09) compared to a restated net loss and net loss per share of $(1,264,296) and $(0.04) for the first quarter ended March 31, 2005.

SCOLR Pharma’s product development and business highlights during the first quarter 2006 include: (i) first shipment of a CDT-based sustained release nutritional product shipped from Perrigo, the Company’s strategic alliance partner for manufacturing and marketing certain products based on SCOLR Pharma’s proprietary CDT drug delivery platform; (ii) achievement of positive ondansetron clinical results providing further evidence that SCOLR’s patented amino acid CDT-based platform may be a viable alternative to currently utilized solubility and permeability-enhancing practices; (iii) securing a GMP manufacturer for the CTM batches of raloxifene and ondansetron; and (iv) advancing CDT-based 12 hour extended-release ibuprofen product development program with Wyeth.

Daniel O. Wilds, SCOLR Pharma’s President and CEO, stated that, “Our business is off to an excellent start in the first quarter. We continue to move our research and development efforts forward aggressively and are effectively leveraging our alliances to both advance our CDT Technology and to broaden its market presence. Our strategic alliance with Perrigo to manufacture and market certain sustained release nutritional products based our proprietary CDT drug delivery platform is proceeding well. As noted above, the first shipment by Perrigo occurred as planned in late February and we expect to see continued momentum throughout the balance of the year as the product is distributed to additional Perrigo customers.”

As of March 31, 2006, SCOLR Pharma had $12.0 million in cash, cash equivalents and short-term investments. On April 18, 2006, the Company closed a registered direct offering of 2,370,100 shares of its common stock with net proceeds of approximately $10.9 million. These funds will be utilized to further the Company’s research and development efforts, and for working capital and general corporate purposes.

Commenting on the Company’s balance sheet, Wilds said, “The additional capital that we have raised in April shows the strength of the Company in the market place and better positions us to achieve our strategy of building a major specialty pharmaceutical business based on our growing portfolio of potential CDT-based products”

SCOLR Pharma’s strategy includes a significant commitment to research and development activities in connection with the growth of its drug delivery program. During the quarter ended March 31, 2006,

spending on research and development increased 10% or $117,813, to $1,333,293 from $1,215,480 for the same period last year. SCOLR Pharma will continue to incur substantial operating losses for the foreseeable future as it develops its technology and expands operations to secure regulatory approvals and support commercialization of the CDT platform.

About SCOLR Pharma

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company leveraging formulation expertise and its patented CDT platform to introduce distinctive and novel OTC products, prescription drugs and dietary supplements. SCOLR Pharma’s CDT drug delivery platform provides distinctive products with tangible benefits for the consumer and competitive commercial advantages for licensees. For more information on SCOLR Pharma, please call (425) 373-0171 or visit http://www.scolr.com/

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe of anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL HIGHLIGHTS

(Unaudited)

Quarters Ended March 31,	2006	2005 (restated)
Total Royalty and licensing fees	$92,846	$87,458
Loss from Operations	(3,214,622)	(1,864,489)
Net Loss	(3,087,702)	(1,264,296)
Loss Per Share, Basic and Diluted	(0.09)	(0.04)
Weighted Average Shares Outstanding	35,187,799	32,837,443

Contacts:

Investor Relations:

Cameron Associates

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com